                                                                                        Exhibit 99.1

Sequiam Obtains up to $11.5 Million in New Credit Facilities, Restructures Debt and Cures Default

ORLANDO, Fla.--On April 5, 2007 Sequiam Corporation (OTCBB:SQUM), a leading provider of innovative consumer lifestyle biometric technologies and services, announced that it has obtained new financing with Biometric Investors, LLC of Brentwood Tennessee in the aggregate amount of up to $11.5 million.

Biometric Investors, LLC, recently acquired from the Svenningsen Trust Sequiam’s original Senior Secured Term Note dated November 1, 2005 in the amount of approximately $4.0 million. Biometric will provide an additional $2.5 million in new financing which together with the original Note is combined into a new amended and restated Secured Term Note “A” for $6.5 million. The new financing under Term Loan A shall be disbursed by Biometrics to the Company in a series of ten disbursements of $250,000, every other week, based on the Company’s satisfaction of the conditions stated in the Loan Agreement. In connection with that Financing, Biometric provided the Company with written notice that it was no longer in default of the Original Note. In connection with that financing Sequiam granted warrants to purchase 65.7 million shares of common stock at $0.01 per share. The new $6.5 million Term Note “A” issued to Biometric has a term of two years. Interest shall be payable monthly in arrears commencing on May 1, 2007 at a rate of 12% per annum. The outstanding principal balance under Term Note A is payable on April 15, 2009 and it is secured by all of the Company’s assets.

Subject to the terms and satisfaction of the conditions stated in the Lending Agreement, Biometric agreed to make a second loan, Term Note “B” to the Company in the principal amount of $5 million. As one of the conditions of Term Note “B” the Company will issue to Biometric of a warrant exercisable into 39.4 million shares of the Company’s common stock at an exercise price of $.01 per share. This Additional Warrant will not be issued to Biometric until such time as the Company determines that it is in its best interest to borrow additional funds from Biometric under Term Note “B”. If any amounts are funded pursuant to Term Loan B, the outstanding principal balance will be payable on April 15, 2009 and it will be secured by all of the Company’s assets.

Mark Mroczkowski, Sequiam’s Chief Financial Officer, said, “Management is pleased that it has been able to cure the original loan default and negotiate this new financing which it believes will increase shareholder value.” “We are excited about having the financing we need to execute our business plan. We are also excited about having Biometric as a business partner who, in addition to financing, brings additional business resources and opportunities.”

About Sequiam

Headquartered in Orlando, Florida, Sequiam Corporation develops, markets, and supports a portfolio of highly robust proprietary biometrically enabled consumer lifestyle and commercial products and OEM solutions. In addition, Sequiam has invested heavily in research and development to develop unique products and solutions for the biometric industry worldwide. Sequiam Biometric' solutions incorporate low-cost, high-volume manufacturing processes targeted at the consumer and commercial market. Sequiam is a global company with offices in Taiwan, China, and South Africa. For more information, please visit www.sequiam.com and www.sequiamBiometric.com.

Safe Harbor Statement -- Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining prices, and other economic factors. The company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions. Additional factors can be found in our annual report on form 10-KSB for the fiscal year ended December 31, 2005, and our other filings with the SEC which are available at the SEC's Internet site (www.sec.gov). Forward-looking statements in this press release speak only as of the date of this press release, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.